Exhibit 99.1

                  [THE HAIN CELESTIAL GROUP, INC. LOGO OMITTED]

Contacts:
Ira Lamel/Mary Anthes                       Jeremy Fielding/David Lilly
The Hain Celestial Group, Inc.              Kekst and Company
631-730-2200                                212-521-4800

                       THE HAIN CELESTIAL GROUP ANNOUNCES
                        THIRD QUARTER SALES AND EARNINGS

                    Net Income Increases 27% to $9.7 Million
                   Sales Increase 22% to Record $196.4 Million
                    Earnings Per Share Increase 19% to $0.25

Melville, NY, May 3, 2006--The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading natural and organic food and personal care products company, today reported strong sales and earnings growth for the third quarter ended March 31, 2006. Hain Celestial reported record sales of $196.4 million in its third quarter, a 22% increase over the prior year's $161.3 million. Net income reached $9.7 million, an increase of 27% from the prior year's $7.7 million. Diluted earnings for the third quarter this year were $0.25 per share as compared to $0.21 in the prior year's third quarter.

"We are very pleased to once again report record sales and strong earnings, realizing substantial growth in sales, operating profits and net income," said Irwin D. Simon, President and Chief Executive Officer of The Hain Celestial Group. "By nearly every measure, people across Hain Celestial delivered excellent performance this quarter while managing higher input and fuel-related costs and the challenges of unusually warm weather nationwide."

"Our Grocery and Snacks unit remains strong, with impressive performance across its brands, including Earth's Best(R), Garden of Eatin'(R), Terra(R), Rice Dream(R), WestSoy(R) and Imagine(R) soups. Celestial Seasonings(R) generated growth even with the effects of warmer weather, and we are quite pleased with our Personal Care unit, which after nearly two years of ownership is being led by strong growth in the Jason(R) brand with exciting new product introductions and with the new brands acquired from Para Laboratories, Inc. After a period of weak sales in Canada, we are pleased to see double digit growth in our brands lead by a quality management team at Hain Celestial Canada."

The Company's gross margin for the third quarter was 30.4% versus 28.2% in the prior year period before consolidation of the Company's lower margin Hain Pure Protein joint venture, which reduced gross margin by 1.0%. Operating income grew 47% to $17.2 million versus $11.7 million in the prior year period while selling, general and administrative expenses decreased as a percentage of sales to 20.6% versus the prior year's 20.9%.

Interest expense and other expenses in the quarter were $0.4 million higher than in the prior year's quarter due to increased market rates and from higher borrowings for acquisitions.

The Company's average diluted shares outstanding during the third quarter were
39.5 million, an increase of 2.2 million shares or 6%, over the prior year's quarter. This increase in shares was caused principally by the issuance of shares in the December 2005 acquisition of Spectrum Organic Products, Inc. and incremental equivalent shares included in the computation due to the higher market price of the Company's stock. The higher share count reduced earnings by $0.01 per share in the third quarter when compared to the prior year.

The Company's balance sheet remains strong with $158.7 million in working capital and a current ratio of 2.7 to 1 at the end of the third quarter. Debt as a percentage of equity was 23% with total equity at $595 million at March 31, 2006. The cash conversion cycle improved to 70 days this period versus 78 days in the prior year period.

"As we proceed with our long-term strategy of building our brands in the natural and organic category, we continue to make progress with our margin enhancement and cash conversion, the results of which continue to be demonstrated quarter by quarter in our operating results. The execution of our strategy is creating a foundation for sustainable top and bottom line growth," commented Mr. Simon. "We are excited about our opportunities here in the United States and internationally, particularly with the announcement this morning of the establishment of a base of operations in the United Kingdom to expand our European reach. With our secure capital structure and a solid management team in place, Hain Celestial is well-positioned to grow as a leader in the natural and organic sector."

In separate press releases issued today, the Company announced the acquisition of the fresh prepared foods business in Luton, England from the H.J. Heinz Company and its exclusive negotiations to purchase the frozen meat-free business including the Linda McCartney brand (under license). The Company also announced the closing of a new Amended and Restated Credit Agreement with significantly improved terms and the private placement of $150 million of senior notes due 2016.

FISCAL YEAR 2006 OUTLOOK

The Company anticipates revenues of $185 to $190 million and earnings of $0.22 to $0.23 per share for the fourth quarter to conclude its fiscal year ending June 30, 2006. The Company's guidance anticipates sales contributions from the recently acquired Spectrum Organic Products and the brands of Para Laboratories, as well as from Hain Celestial United Kingdom, which are expected to be accretive to earnings in fiscal year 2007.

WEBCAST AND UPCOMING EVENTS

Hain Celestial will host a conference call and live webcast at 9:00 AM Eastern Daylight Time today to review its third quarter 2006 results. On June 7, 2006 the Company is scheduled to present at the Piper Jaffray Consumer Conference. These events will be available under the Investor Relations section of the Company's website at www.hain-celestial.com.

THE HAIN CELESTIAL GROUP

The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic food and personal care products company in North America and Europe. Hain Celestial participates in almost all natural food categories with well-known brands that include Celestial Seasonings(R), Terra Chips(R), Garden of Eatin'(R), Health Valley(R), WestSoy(R), Earth's Best(R), Arrowhead Mills(R), DeBoles(R), Hain Pure Foods(R), Raised Right(TM), Hollywood(R), Spectrum Naturals(R), Spectrum Essentials(R), Walnut Acres Organic(TM), Imagine Foods(R), Rice Dream(R), Soy Dream(R), Rosetto(R), Ethnic Gourmet(R), Yves Veggie Cuisine(R), Lima(R), Biomarche(TM), Grains Noirs(R), Natumi(R), JASON(R), Zia(R) Natural Skincare, Queen Helene(R), Batherapy(R) and Footherapy(R). For more information, visit www.hain-celestial.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within and constitutes a "Safe Harbor" statement under the Private Securities Litigation Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general economic and business conditions; the ability to implement business and acquisition strategies and integrate acquisitions; competition; retention of key personnel; compliance with government regulations and other risks detailed from time-to-time in the Company's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the fiscal year ended June 30, 2005. The forward-looking statements made in this press release are current as of the date of this press release, and the Company does not undertake any obligation to update forward-looking statements.

                                      ####

                         THE HAIN CELESTIAL GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                     March 31,     June 30,
                                                      2006          2005
                                                   -----------   -----------
                                                          (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                       $    32,658   $    24,139
   Trade receivables, net                               90,310        67,148
   Inventories                                         102,608        76,497
   Recoverable income taxes                                  -         2,575
   Deferred income taxes                                 5,671         5,671
   Other current assets                                 20,684        18,164
                                                   -----------   -----------
         Total current assets                          251,931       194,194

Property, plant and equipment,  net                     99,720        88,204
Goodwill, net                                          417,977       350,833
Trademarks and other intangible assets, net             61,376        61,010
Other assets                                            11,596        12,895
                                                   -----------   -----------
         Total assets                              $   842,600   $   707,136
                                                   ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses           $    79,805   $    65,922
   Income taxes payable                                 11,152         1,139
   Current portion of long-term debt                     2,322         2,791
                                                   -----------   -----------
         Total current liabilities                      93,279        69,852

Deferred income taxes                                   16,723        16,723
Long-term debt, less current portion                   133,002        92,271
Minority interest                                        4,716             -
                                                   -----------   -----------
         Total liabilities                             247,720       178,846

Stockholders' equity:
   Common stock                                            393           375
   Additional paid-in capital                          436,711       402,645
   Retained earnings                                   157,747       127,967
   Treasury stock                                      (12,745)      (12,745)
   Foreign currency translation adjustment              12,774        10,048
                                                   -----------   -----------
         Total stockholders' equity                    594,880       528,290
                                                   -----------   -----------
         Total liabilities and stockholders'
          equity                                   $   842,600   $   707,136
                                                   ===========   ===========

                         THE HAIN CELESTIAL GROUP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                 Three Months Ended March 31,  Nine Months Ended March 31,
                                                 ----------------------------  ---------------------------
                                                     2006            2005          2006          2005
                                                 ------------    ------------  ------------   ------------
                                                         (Unaudited)                   (Unaudited)
Net sales                                        $    196,443    $    161,261   $    543,767   $    468,618
Cost of Sales                                         138,760         115,793        382,069        330,944
                                                 ------------    ------------   ------------   ------------
Gross profit                                           57,683          45,468        161,698        137,674

SG&A expenses                                          40,444          33,740        109,984         97,098
                                                 ------------    ------------   ------------   ------------
Operating income                                       17,239          11,728         51,714         40,576

Interest expense  and other expenses                    1,582           1,182          3,759          2,390
                                                 ------------    ------------   ------------   ------------
Income before income taxes                             15,657          10,546         47,955         38,186
Income tax provision                                    5,909           2,848         18,175         13,628
                                                 ------------    ------------   ------------   ------------
Net income                                       $      9,748    $      7,698   $     29,780   $     24,558
                                                 ============    ============   ============   ============

Basic per share amounts                          $       0.26    $       0.21   $       0.80   $       0.68
                                                 ============    ============   ============   ============
Diluted per share amounts                        $       0.25    $       0.21   $       0.77   $       0.66
                                                 ============    ============   ============   ============
Weighted average common shares outstanding:
   Basic                                               38,212          36,440         37,337         36,368
                                                 ============    ============   ============   ============
   Diluted                                             39,547          37,308         38,514         37,124
                                                 ============    ============   ============   ============